Exhibit 10

AMERICAN FINANCIAL GROUP, INC.

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED

AS OF JANUARY 1, 2022

13.	General Provisions		6
	a.	Participant’s Rights Unsecured	6
	b.	Non-assignability.	6
	c.	Administration.	6
	d.	Amendment and Termination.	7
	e.	Construction.	7
	f.	Employment Rights.	7
	g.	No Bonus Rights..	7
	h.	Compliance with Section 409A of the Code.	7

ii

AMERICAN FINANCIAL GROUP, INC.
DEFERRED COMPENSATION PLAN
AMENDED AND RESTATED
As of January 1, 2022

1.	Establishment and Purpose

American Financial Group, Inc. (“AFG” or the “Company”) adopted this Deferred Compensation Plan (the “Plan”) as of January 1, 2000 to enable eligible Employees of the Company and its subsidiaries to defer payment of a portion of their compensation. The Plan has been previously amended on several occasions. The Plan is hereby amended and restated as of January 1, 2022. The determination of benefits for all Participants prior to January 1, 2022 (including benefits earned and vested prior to January 1, 2005) shall be made based on the Plan document in effect at that time.

2.	Plan Objectives

The purpose of the Plan is to assist eligible Employees to:

a.	Accumulate income for retirement; and

b.	Provide opportunity for financial growth.

3.	Definitions

When used in this Plan, the following words and phrases shall have the following meanings:

a.	“Account” means the record maintained for each Participant to which all deferrals, earnings (or losses) and distributions are credited and debited for each Plan Year.

b.	“Administrator” means the person or persons appointed by the Board of Directors of the Company who is responsible for those functions assigned to the Administrator under the terms of the Plan.

c.
“Base Salary” means annual base pay, production bonuses and commissions regardless of the frequency received. Base Salary excludes any annual performance bonuses and other extraordinary payments, payable by the Company to a Participant.

d.	“Bonus” means any direct lump-sum payment from an annual performance bonus plan paid for services rendered in addition to the Participant’s Base Salary.

e.	“Code” means the Internal Revenue Code of 1986, as amended.

f.	“Company” means American Financial Group, Inc. and (unless the context indicates otherwise) its subsidiaries and affiliates.

g.	“Compensation” means Base Salary and Bonus.

h.
“Disabled” or “Disability” means the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

i.
“Election Form” means a Participant’s agreement, on a form provided by the Administrator or in such other manner acceptable to the Administrator, including electronically, to defer the Participant’s Base Salary and/or Bonus.

j.	“Employee” means an employee of the Company.

k.	“Interest Election” means the method of crediting earnings described in Section 8.

l.	“Investment Fund Election” means the method of crediting earnings described in Section 8.

m.
“Participant” means an officer or other highly compensated Employee who participates in the Plan for a designated Plan Year in accordance with the terms of the Plan, and who has an Account in the Plan.

n.	“Plan” means this American Financial Group, Inc. Deferred Compensation Plan, as amended and restated from time to time.

o.	“Plan Year” means the calendar year, January 1 through December 31.

p.	“Retirement” means Separation from Service at the earlier of (1) on or after attaining age 60; or (2) on or after attaining age 55 and being credited with 10 or more years of service with the Company.

q.
“Separation from Service” means the termination of employment with the Company. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if the Participant has been employed by the Company less than 36 months). A Participant is not treated as having terminated employment while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment under an applicable statute or by contract. The determination of whether a Separation of Service has occurred shall be based on applicable regulations and other applicable legal authority under Section 409A of the Code.

r.
“Specified Employee” means a Participant who, as of the date of his Separation from Service, is a key employee in that the Participant meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code). The determination of whether an individual is such a key employee shall be made as of each December 31st and that determination shall be controlling for the 12-month period commencing on the immediately following April 1st. The determination of Specified Employees shall be based on applicable regulations and other applicable legal authority under Section 409A of the Code.

4.	Eligibility

Officers and other highly compensated Employees of the Company and its subsidiaries will be eligible to become Participants in the Plan either through annual invitation by the Administrator or through an employment agreement approved by the Chief Executive Officer.

5.	Participation

a.
A Participant who is eligible as provided in Section 4 may elect to defer Compensation by delivering to the Administrator at the time and in the manner specified each year by the Administrator prior to the beginning of each Plan Year, a properly completed Election Form that conforms to the terms and conditions of the Plan. An Election Form that is timely delivered to the Administrator shall be effective for the Plan Year following the year in which the Election Form is delivered to the Administrator. In the case of the first year in which a Participant becomes eligible to participate in the Plan, the Participant may make an initial deferral election within 30 days after the date the Participant becomes eligible to participate with respect to Compensation paid for services to be performed after the election.

b.
Notwithstanding the above, an individual’s Election Form relating to a Bonus that is “performance-based compensation” within the meaning of Section 409A of the Code and the regulations thereunder must be made no later than six months before the end of the performance period, provided the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made under this Section 5.b, and provided further that in no event may an election to defer from a Bonus that is performance-based compensation be made after such Bonus has become readily ascertainable.

6.          Deferred Compensation Account

a.	For each Plan Year, a deferred compensation Account will be established for each Participant.

b.
All Compensation deferred by the Participant, all earnings (or losses) determined under Section 8 and all distributions from the Account to the Participant or the Participant’s beneficiaries or estate shall be reflected in the Account.

c.	The Administrator shall maintain all Accounts.

7.	Deferral Sources

a.
At the time of enrollment, a Participant must elect through an Election Form to defer a stated percentage of his or her Compensation for services rendered in the next Plan Year. For purposes of this Section 7, Base Salary payable after December 31st solely for services performed during the final payroll period containing such December 31st, shall be treated as Compensation for services performed in the subsequent taxable year in which the payment is made.

b.
Any Base Salary deferral must be at least 5% and no more than 80% of Base Salary. Any Bonus deferral must be at least 10% and no more than 80% of each Bonus. No deferral election shall reduce a Participant’s paid Compensation below the amount necessary to satisfy applicable employment taxes (e.g., FICA/Medicare) on amounts deferred, benefit plan withholding requirements or income tax withholding for Compensation that cannot be deferred.

c.	Compensation deferred under this Plan shall be credited to the Participant’s Account on the date such amounts would have otherwise been paid.

d.	Except as provided in Section 11.b, the deferral sources and amounts elected for a given Plan Year are irrevocable.

8.	Crediting of Earnings

a.	There shall be credited to the Account of each Participant an additional amount of earnings (or losses) determined under this Section 8.

At the time a Participant elects to defer Compensation, each Participant also shall elect (in whole percentages) to have earnings (or losses) credited to his or her Account under one (or a combination) of the Investment Fund Election or the Interest Election. The Plan Administrator may change any of the investment elections that are offered under the Plan from time to time in its discretion.

b.
A Participant who makes the Investment Fund Election may allocate his or her Account among any combination of the investment funds that are selected and made available by the Plan Administrator from time to time as identified in the attached Schedule A.

To the extent a Participant selects the Interest Election, his or her Account will be adjusted to earn interest during any Plan Year of the deferral term at a rate determined by the Board of Directors of the Company not later than the prior November 15. The interest rate selected will be based on the general level of interest rates as well as interest rates the Company is paying on its short-term debt obligations. In the exercise of its discretion, the Board of Directors of the Company may raise (but not lower) such selected interest rate for any Plan Year, based upon significant movements in the general level of interest rates.

c.
The Participant’s Account shall be increased or decreased as if it had earned the rate of return corresponding to the amount determined under this Section. Such increase or decrease shall be based on the varying balances in each of the investment elections comprising the Participant’s Account throughout the Plan Year and shall be credited daily.

d.
An investment election may be changed by a Participant in the time and manner determined by the Plan Administrator. In the event the Participant fails to make a valid election, the Investment Fund Election shall be deemed to have been elected and invested in the default fund selected by the Administrator.

9.	Payment

a.
Time of Payment. At the time the Participant elects to defer Compensation, he or she may designate that distributions be made at one of the following times: (A) in a specified payment year, (B) upon Retirement, or (C) upon a date that is one to [ten] years following Retirement.

i.
(A) Specified Payment Year. If a Participant elects a specified payment year, and the specified payment year occurs prior to the Participant’s Separation from Service, the payment will begin in January of the specified payment year. Similarly, if the Participant elects a specified payment year, and the Participant has a Separation from Service that is a Retirement, the payment will begin in January of the year of the specified payment year.

ii.
(B) & (C) Retirement. If the Participant has elected payment upon Retirement, and the Participant has a Separation from Service that is a Retirement, the payment will be in January of the year following Retirement. If the Participant has elected payment upon Retirement plus some number of years, and the Participant has a Separation from Service that is a Retirement, the payment will begin in January of the year following the date which is the specified number of years following Participant’s Retirement.

iii.
Separation from Service, Death or Disability. Notwithstanding a Participant’s election, a Participant who has a Separation from Service (other than Retirement), dies, or becomes Disabled shall have his or her Account paid in a single lump sum in cash as soon as administratively reasonable after such Separation from Service (other than Retirement), death, or Disability, but in no event later than 90 days after such Separation from Service (other than Retirement), death, or Disability, provided the Participant does not have a right to designate the taxable year of payment.

iv.
Specified Employee. If the Participant is a Specified Employee, then, to the extent required by Section 409A of the Code and the regulations thereunder, payments upon the Participant’s Separation from Service shall not be made (or commence) before the date that is six months after the date of the Participant’s Separation from Service, or if earlier, the date of the Participant’s death.

b.
Form of Payment. Payments from the Plan shall be made in the form of cash. Any required tax withholding for applicable federal, state, local or foreign taxes will be deducted from the gross amount of payment from the Participant’s Account as determined by the Administrator.

c.
Method of Payment. At the time of enrollment for a given Plan Year, a Participant shall elect the method of payment desired. A Participant may choose either a lump sum or installment payment method for a given Plan Year. Installment payments will be limited to a payout over a two-year period, and such installment payments will be treated as single payment for purposes of Section 409A of the Code and the regulations thereunder. Elections regarding the installment method must be made at the time the Election Form is submitted. If installment payments are in effect, the unpaid portion of the Participant’s Account shall continue to be credited with earnings (or losses) hereunder until payment of the final installment.

d.	Subsequent Elections. Subsequent elections to change the time and form of payment must meet the following requirements:

i.	An election shall not be effective until 12 months after the date the election is made.

ii.
For a payment election other than a payment on account of Disability, death, or the occurrence of an unforeseeable emergency, as defined in Section 11.a, payment must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of installment payments, five years from the date the first amount was scheduled to be paid).

iii.
For a payment election related to a payment at a specified time or pursuant to a fixed schedule, such election must be made not less than 12 months before the date the payment is scheduled to be paid (or in the case of installment payments, 12 months before the first amount was scheduled to be paid).

iv.
No acceleration of any distribution shall be permitted except for any acceleration permitted by Treasury regulations, including, but not limited to, the following: to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code), to the extent necessary to comply with ethics laws or conflicts of interest laws, or to pay the FICA tax imposed under Section 3121(v)(2) of the Code on Compensation deferred under the Plan.

10.	Account Statement

An Account Statement will be provided to each Participant quarterly until the Participant’s Account has been completely distributed.

11.	Hardship Distributions; Cancellations of Deferrals

a.
Distribution of payments from a Participant’s Account prior to the payment date described in Section 9 shall be made only if the Administrator, after consideration of an application by such Participant, determines that the Participant has the occurrence of an “unforeseeable emergency.” An “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (within the meaning of Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In such event, and notwithstanding anything to the contrary herein, the Administrator may, at its sole discretion, direct that all or a portion of the Account be paid to the Participant in such manner, and at such times as determined by the Administrator, provided that such a distribution shall be limited to the amount reasonably necessary to satisfy the need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

b.
The Administrator may cancel a Participant’s deferrals for the remainder of the Plan Year upon the occurrence of an unforeseeable emergency, as defined in Section 11.a, or a hardship distribution pursuant to Section 1.401(k)-1(d)(3) of the Treasury Regulations.

12.	Beneficiary Designation

a.	A Participant shall have the right to designate one or more beneficiaries and to change any beneficiary previously designated.

b.
A Participant shall submit his or her beneficiary designation in the manner required by the Administrator. The most recently dated and filed beneficiary designation shall cancel all prior designations.

c.
In the event of the Participant’s death before or after the commencement of payments from the Account, the amount otherwise payable to the Participant shall be paid to the designated beneficiaries, and if there are no beneficiaries, to the estate of the Participant, according to the provisions of Section 9.

13.	General Provisions

a.
Participant’s Rights Unsecured. The right of any Participant to receive payments under the provisions of this Plan shall be an unsecured claim against the general assets of the Company. It is not required or intended that the amounts credited to the Participant’s Account be segregated on the books of the Company or be held by the Company in trust for a Participant and a Participant shall not have any claim to or against a specific asset or assets of the Company. All credits to an Account are for bookkeeping purposes only.

b.	Non-assignability. The right to receive payments shall not be transferable or assignable by a Participant. Any attempted assignment or alienation of payments shall be void and of no force or effect.

c.
Administration. The Administrator shall have the authority to adopt rules, regulations and procedures for carrying out this Plan, and shall interpret, construe and implement the provisions of the Plan according to the laws of the Code and to the extent not preempted by federal law, according to the laws of the State of Ohio.

d.
Amendment and Termination. This Plan may at any time or from time to time be amended or terminated. No amendment, modification or termination shall adversely affect the Participant’s rights under this Plan.

e.	Construction. The singular shall also include the plural where appropriate.

f.	Employment Rights. This Plan does not constitute a contract of employment and participation in the Plan will not give any Participant the right to be retained in the employ of the Company.

g.	No Bonus Rights. This Plan does not confer the right for a Participant to receive a Bonus.

h.
Compliance with Section 409A of the Code. This Plan is intended to be interpreted in a manner that is based on the applicable regulations and other applicable legal authority under Section 409A of the Code, including any applicable exemptions thereunder. Notwithstanding the foregoing, the Company makes no representation that the payments provided under this Plan comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant (or beneficiary) on account of non-compliance with Section 409A of the Code.

Signed as of this 20th day of June, 2022.

American Financial Group, Inc.

By:
Karl J. Grafe
Vice President

Schedule A

Investment Options

as of

January 1, 2022

•	AFG Fixed Interest Fund

•	DFA US Small Cap Portfolio Fund

•	Fidelity Balanced Fund

•	Fidelity Capital & Income Fund

•	Fidelity Emerging Markets Fund

•	Fidelity Inflation-Protected Bond Index Fund

•	Fidelity International Discovery Fund

•	Fidelity Leveraged Comp Stock Fund

•	Fidelity Total Market Index Fund

•	Vanguard LifeStrategy Conservative Growth Fund

•	Vanguard LifeStrategy Growth Fund

•	Vanguard LifeStrategy Income Fund

•	Vanguard LifeStrategy Moderate Growth Fund